LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is executed as of January 29, 2007, by and between AuraSound, Inc. a California corporation (the “Company”), and Westrec Properties Inc. & Affiliated Companies 401(k) Plan (the “Lender”).

WHEREAS, the Company is preparing to conduct a private placement offering (the “Private Placement”) simultaneously with a reverse triangular merger (the “Merger”) with and into a wholly-owned subsidiary of a publicly traded company, whereby the Company will survive such Merger;

WHEREAS, in order to fund the Company’s operations until such Offering and Merger are completed, the Company wishes to borrow $500,000 from the Lender as a short-term bridge loan;

WHEREAS, the Lender is willing to provide such financing on the terms and conditions as set forth herein;

WHEREAS, the Loan (as defined below) will be secured by all the assets of the Company pursuant to the terms of a Security Agreement, dated as of the date hereof (the “Security Agreement”);

WHEREAS, the Company and Mapleridge Insurance Services, a California S corporation (“Mapleridge”), have entered into a Loan Agreement dated as of December 29, 2006 (the “Mapleridge Loan Agreement”; and together with any note, security agreement, warrant, riders, addenda or other documents or agreements entered into in connection therewith, the “Mapleridge Loan Documents”); and

WHEREAS, pursuant to the terms and conditions of the Mapleridge Loan Documents, the Company has granted to Mapleridge, a security interest in all personal property of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Lender, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

1.1  Defined terms. Certain capitalized terms used in this Agreement shall have the specific meanings defined below:

“Business Day” shall mean a day other than a Saturday, Sunday, or other day on which national banks in the United States are authorized or required by law to close.

“Default Rate” shall mean the higher of (a) the highest prime rate of interest per annum published in the Money Rate Table of the Western Edition of The Wall Street Journal, as adjusted on a daily basis, plus eleven and three-quarters percent (11.75%) per annum, or (b) twenty percent (20.00%) per annum, in each case compounded annually.

“Equity Securities” shall mean the capital stock of such person or entity and/or any Stock Equivalents of such person or entity.

“Interest Rate” shall mean 10.00% compounded annually.

“Loan Closing Date” shall mean the date upon which the Loan is made to the Company.

“Maturity Date” has the meaning set forth in Section 2 of the Note.

“Note” has the meaning set forth in Section 2.1 of this Agreement.

“Stock Equivalents” of any person or entity shall mean options, warrants, calls, rights, commitments, convertible securities and other securities pursuant to which the holder, directly or indirectly, has the right to acquire (with or without additional consideration) capital stock or equity of such person or entity.

ARTICLE 2
THE LOAN

2.1  Loan. According to the terms and subject to the conditions of this Agreement, the Lender shall make a loan to the Company on the Loan Closing Date in the amount of $500,000 (the “Loan”). The Loan shall be evidenced by a promissory note in the form attached hereto as Exhibit A (the “Note”), duly executed on behalf of the Company and dated as of the Loan Closing Date.

2.2  Interest. The Loan shall bear interest (“Interest”) from the Loan Closing Date until the Maturity Date at the Interest Rate, or if and as applicable, at the Default Rate. Notwithstanding anything to the contrary herein, in no event shall the Interest Rate be less than 10.00% per annum, nor shall the Interest Rate be adjusted to exceed the maximum amount permitted by applicable law.

2.3  Prepayment of the Loan. The Company may from time to time prepay all or any portion of the Loan without premium or penalty of any type. The Company shall give the Lender at least three Business Days prior written notice of its intention to prepay the Loan, specifying the date of payment and the total amount of the Loan to be paid on such date. Once any portion of the Loan has been repaid, the funds may not be re-borrowed.

2.4  Maturity Date. Unless the Loan is earlier accelerated pursuant to the terms hereof, the Loan and all accrued Interest thereon shall be due and payable in full on the Maturity Date.

ARTICLE 3
CONDITIONS PRECEDENT TO THE LOAN

3.1  Conditions on the Loan Closing Date. The obligation of the Lender to make the Loan pursuant to Section 2.1 shall be subject to the satisfaction, on or before the Loan Closing Date, of the conditions set forth in this Section. If the conditions set forth in this Section are not met on or before the Loan Closing Date, the Lender shall have no obligation to make the Loan

(a)  The Company shall have duly executed and delivered to the Lender the Note representing the Loan.

(b)  The Company shall have duly authorized, executed, and delivered to the Lender the Security Agreement, in the form attached hereto as Exhibit B, to secure the repayment of the Loan and granting the Lender a continuing security interest in all presently existing and hereafter acquired assets and property of the Company of whatever nature and wherever located, which security interest shall be senior to all other security interests or encumbrances against the assets and property of the Company, provided, however, that such security interest shall be pari passu to the security interest granted by the Company to Mapleridge.

(c)  The Lender shall have received an Officer’s Certificate in the form attached hereto as Exhibit C, dated as of the Loan Closing Date.

(d)  The Lender shall have received executed originals of that certain Guaranty executed by Arthur Liu in favor of the Lender, in the form attached hereto as Exhibit D.

(e)  There shall exist no material adverse change in the condition (financial or otherwise), results of operations, assets, properties or prospects of the Company since September 30, 2006, the date of the most recent financial statements provided to the Lender.

(f)  There shall exist no material default in any of the Company’s obligations under any contract or agreement.

(g)  The Company shall be in material compliance with all applicable laws.

(h)  The Company shall have retained Gemini Partners or GP Group, LLC as its exclusive financial advisor in connection with the Merger, and shall provide evidence of such engagement in the form of a signed engagement letter.

(i)  The Lender shall have received an executed original of the “Intercreditor Agreement”, in the form attached hereto as Exhibit E.

(j)  The Lender shall have received such other documents, certificates, or other materials as it reasonably requests from the Company with respect to the transaction contemplated by this Agreement, the Note, and the Security Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1  Due Incorporation and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full and adequate power to carry on and conduct its business as presently conducted, and is duly licensed or qualified in all foreign jurisdictions wherein the failure to be so qualified or licensed would reasonably be expected to have a material adverse effect on the business of the Company.

4.2  Due Authorization. The Company has full right, power and authority to enter into this Agreement, to make the borrowings hereunder and execute and deliver the Note as provided herein and to perform all of its duties and obligations under this Agreement, the Note, and the Security Agreement. The execution and delivery of this Agreement, the Note, and the Security Agreement will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or the Company’s bylaws or certificate of incorporation. All necessary and appropriate corporate action on the part of the Company has been taken to authorize the execution and delivery of this Agreement, the Note and the Security Agreement. Concurrently with the execution of this Agreement, the Company will deliver to the Lender a copy of the minutes of the meeting of the Company’s Board of Directors authorizing the Company to enter into this Agreement, the Note and the Security Agreement, to make the borrowings as provided herein, and to perform all of its duties and obligations under this Agreement, the Note and the Security Agreement.

4.3  Enforceability. Each of this Agreement, the Note, and the Security Agreement has been validly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ right and to the availability of the remedy of specific performance.

4.4  Capitalization. All of the Company’s authorized and outstanding equity securities (including securities convertible into equity securities) are identified on Schedule A attached hereto. Other than as set forth on Schedule A, there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of the Company.

4.5  Subsidiaries. The Company owns no securities of any other entity, and there are no outstanding shares of capital stock or any options, warrants or other preemptive rights, rights of first refusal or similar rights to purchase equity securities of any other entity.

4.6  Compliance with Laws. The nature and transaction of the Company’s business and operations and the use of its properties and assets do not, and during the term of this Agreement shall not, violate or conflict with in any material respect any applicable law, statute, ordinance, rule, regulation or order of any kind or nature.

4.7  Absence of Conflicts. Other than as described on Schedule B-1, the execution, delivery and performance by the Company of this Agreement, the Note, and the Security Agreement, and the transactions contemplated hereby and thereby, do not constitute a breach or default, or require consents under any agreement, permit, contract or other instrument to which the Company is a party, or by which the Company is bound or to which any of the assets of the Company are subject, or any judgment, order, writ, decree, authorization, license, rule, regulation, or statute to which the Company is subject.

4.8  Litigation and Taxes. There is no litigation or governmental proceeding pending, or to the best knowledge of the Company after due inquiry, threatened, against the Company. The Company has duly filed all applicable income or other tax returns and has paid all material income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Company after due inquiry, threatened in respect of any tax returns of the Company.

4.9  No Omissions or Misstatements. None of the information included in this Agreement, other documents or information furnished or to be furnished by the Company contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact. Copies of all documents referred to herein have been delivered or made available to the Lender and constitute true and complete copies thereof and include all amendments, schedules, appendices, supplements or modifications thereto or waivers thereunder.

4.10  Financial Statements. The financial statements of the Company are complete and correct, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except for changes specified therein and except that unaudited financial statements are not accompanied by notes, and present fairly the financial condition, results of operations, shareholders’ equity and changes in financial position of the Company as of the dates thereof and for the periods specified therein. Except as set forth in the balance sheet as of September 30, 2006 included in such financial statements, or incurred in the ordinary course of business since September 30, 2006, or incurred pursuant to the Mapleridge Loan Documents, the Company has no indebtedness, obligation or liability, absolute, accrued, contingent or otherwise, and there has been no material adverse change in the condition (financial or otherwise), results of operations, assets, properties or prospects of the Company. The Company’s financial projections, delivered to the Lender, were prepared in good faith and in the ordinary course of the Company’s business using principles consistent with projections generated by the Company in the past for prior periods.

4.11  Company Knowledge and Experience. The Company (together with its accountants, legal counsel and other representatives with whom it has consulted in connection with this Agreement) has such knowledge, experience and access to professional advice in financial and business matters, including loans like the Loan, to be capable of evaluating the risks and merits of receiving the Loan pursuant to this Agreement, and the Company has obtained such professional third-party advice concerning the Loan and the transactions contemplated hereby as it has desired and deemed prudent.

4.12  Lender Security Interest. Assuming the filing of the Lender’s Form UCC-1 Financing Statement with the California Secretary of State’s Office on or prior to the date hereof, the Lender holds a perfected security interest in the Collateral (as defined in the Security Agreement).

4.13  All Documents. The agreements listed on Schedule B-2 constitute all agreements that are presently in effect respecting loans made to the Company, and indebtedness guaranteed by Arthur Liu.

ARTICLE 5
COVENANTS

5.1  Negative Covenants of the Company. The Company covenants and agrees that, from the Loan Closing Date until the Maturity Date (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), without the consent of the Lender, the Company will not:

(a)  create, incur, assume or suffer to exist, without the Lender’s prior written consent, which consent the Lender may withhold in its sole and absolute discretion, any secured indebtedness (other than that existing on the Loan Closing Date) or any other indebtedness (other than trade payables arising in the Company’s ordinary course of business) that is in any way senior or superior to this Agreement or the indebtedness represented hereby;

(b)  except for the Merger, merge or consolidate with or into any other corporation or sell or otherwise convey 25% or more of its assets;

(c)  in a single transaction or series of related transactions, effect a significant acquisition of any business or entity (for purposes hereof, a “significant” acquisition shall be determined in accordance with Instructions 2, 3 and 4 or Item 2 of Form 8-K of the Securities and Exchange Commission);

(d)  engage in any business other than the business conducted by the Company on the Loan Closing Date;

(e)  declare, set aside or pay any dividend or other distribution on any of its capital stock;

(f)  engage in any transaction with any Affiliate (as such term is defined in Rule 501(b) of the Securities Act of 1933, as amended) on terms less favorable to the Company than could be obtained from an unrelated party;

(g)  amend its Articles of Incorporation or Bylaws in any manner that adversely affects the rights associated with this Agreement;

(h)  increase the principal amount of the Company’s obligations to Mapleridge; or

(i)  subject to the Intercreditor Agreement, voluntarily prepay in whole or in part, or modify, any indebtedness outstanding on the Loan Closing Date, prior to the repayment of the Note in full.

The Company will give notice to the Lender of any default under any provisions of this Agreement within three Business Days after the discovery by the Company of such default.

5.2  Affirmative Covenants of the Company. The Company covenants and agrees that, from the Loan Closing Date until the Maturity Date (and, in any event, during such time as any portion of the Loan or any Interest thereon is outstanding), the Company shall:

(a)  operate its business only in the ordinary course, maintain its properties and assets in good repair, working order and condition, and conduct all transactions with third parties, including affiliates of the Company, on an arm’s length basis;

(b)  cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses;

(c)  comply with all applicable laws, rules and regulations of all governmental authorities, the violation of which could reasonably be expected to have a material adverse effect on its business, properties or prospects;

(d)  deliver to the Lender within ten days after the end of each fiscal month and within thirty days of the end of each fiscal quarter, (i) unaudited consolidated financial statements (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders’ equity) all in reasonable detail, fairly presenting the financial position and the results of operations of the Company as of the end of and through such periods, prepared in accordance with generally accepted accounting principles, consistently applied in the United States and consistent with past practice; (ii) a statement of any litigation or legal action pending or threatened against the Company certified as true and correct by the Company’s Chief Executive Officer; and (iii) such other reports as the Lender may reasonably request.

(e)  deliver to the Lender within five days after they are available (but in any event within ninety days after the end of each of its fiscal years) the Company’s audited annual financial statements and the Company’s annual budget, and allow the Lender reasonable access during normal business hours to visit the Company and inspect the Collateral and the financial records of the Company;

(f)  provide the Lender with copies of all minutes of any meeting of the Board of Directors of the Company promptly after they become available, but in no event more than four days after the date of any meeting; and

(g)  if the Company fails to complete the Merger within one hundred twenty (120) days of the Loan Closing Date, permit a representative of the Lender to attend all meetings of the Board of Directors of the Company, without any right to vote at such meetings.

ARTICLE 6
DEFAULT

6.1  Events of Default. The occurrence of any of the following events (each an “Event of Default”), not cured in the applicable cure period, if any, shall constitute an Event of Default of the Company:

(a)  a breach of any representation, warranty, covenant or other provision of this Agreement, the Note or the Security Agreement, which, if capable of being cured, is not cured within three days following the earlier of (i) notice thereof to the Company, and (ii) the Company becoming aware of such breach;

(b)  the failure to make when due any payment described in this Agreement, the Note or the Security Agreement, whether on or after the Maturity Date, by acceleration or otherwise; or

(c)  the (i) application for the appointment of a receiver or custodian for the Company or the property of the Company, (ii) entry of an order for relief or the filing of a petition by or against the Company under the provisions of any bankruptcy or insolvency law, (iii) assignment for the benefit of creditors by or against the Company, or (iv) Company becomes insolvent.

6.2  Effect of Default. Upon the occurrence of any Event of Default the Default Rate shall apply as set forth in Section 8.7 of the Note. In addition, upon the occurrence of any Event of Default that is not cured within any applicable cure period, the Lender may elect, by written notice delivered to the Company, to take any or all of the following actions: (i) declare this Agreement terminated and the outstanding amounts under the Note to be forthwith due and payable, whereupon the entire unpaid Loan, together with accrued and unpaid Interest thereon, and all other cash obligations hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Company, anything contained herein or in the Note or the Security Agreement to the contrary notwithstanding, and (ii) exercise any and all other remedies provided hereunder or available at law or in equity upon the occurrence and continuation of an Event of Default. In addition, and subject to the Intercreditor Agreement, during the occurrence of any Event of Default, the Company shall not pay or make any payment on any other outstanding indebtedness of the Company.

ARTICLE 7
[Intentionally Omitted]

ARTICLE 8
MISCELLANEOUS

8.1  Successors and Assigns; Participations. Subject to the exceptions specifically set forth in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective executors, administrators, heirs, successors and assigns of the parties. This Agreement may be assigned solely by the Lender. Furthermore, although this Agreement, the Note and the Security Agreement name the Lender as the holder thereof and/or the lender thereunder, the Lender is authorized to sell participation interests in the Loan to one or more other persons or entities. The Company agrees that: (a) each holder of a participation interest will be entitled to rely on the terms of this Agreement, the Note and the Security Agreement as if such holder had been named as an original party hereto and thereto; and (b) the Lender is authorized to provide all information furnished by the Company to the Lender to each holder of a participation interest.

8.2  Titles and Subtitles. The titles and subtitles of the Sections of this Agreement are used for convenience only and shall not be considered in construing or interpreting this agreement.

8.3  Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to the Company, to: Arthur Liu AuraSound, Inc. 11839 East Smith Ave Santa Fe Springs, CA 90670 Fax: (562) 447-1788
with a copy to: Kevin Friedmann Richardson & Patel, LLP The Chrysler Building 405 Lexington Avenue, 26th Floor New York, NY 10174 Fax: (212) 907-6687
if to the Lender, to: Westrec Properties Inc. & Affiliated Companies 401(k) Plan Att: Michael Sachs 16633 Ventura Blvd., 6th Floor Encino, CA 91436 Fax: (818) 907-1104
with a copy to: Heller Ehrman LLP 333 Hope Street, 39th Floor Los Angeles, CA 90071 Att: Steven O. Weise, Esq. Fax: (213) 614-1868

Either party hereto may change the above specified recipient or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

8.4  Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

8.5  Waiver and Amendment. No term of this Agreement may be amended, waived or modified without the prior written consent of both the Company and the Lender.

8.6  Remedies. No delay or omission by the Lender in exercising any of its rights, remedies, powers or privileges hereunder or at law or in equity and no course of dealing between the Lender and the undersigned or any other person shall be deemed a waiver by the Lender of any such rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Lender or the exercise of any other right, remedy, power or privilege by the Lender. The rights and remedies of the Lender described herein shall be cumulative and not restrictive of any other rights or remedies available under any other instrument, at law or in equity.

8.7  Expenses. The Company shall pay all customary costs and expenses incurred by the Lender in connection with the negotiation and preparation of the documents contemplated by this Agreement and the Loan closing (including the Lender’s reasonable attorneys’ fees).

8.8  Integration. This Agreement, along with the Note and the Security Agreement, constitutes the complete and exclusive agreement between the Company and the Lender with respect to the subject-matter herein and replaces and supersedes any and all other prior written and oral agreements or statements by such parties hereto relating to such subject-matter.

8.9 Prevailing Party. If either party hereto brings any legal suit, action or proceeding against another party arising out of, relating to, or concerning the interpretation or the enforcement of rights and duties hereunder or any transaction related hereto (collectively, an “Action”), the losing party shall pay to the prevailing party a reasonable sum for attorneys’ fees and shall reimburse all costs (whether or not such costs are otherwise recoverable under the provisions of the California Code of Civil Procedure or other statutory law of California or any other jurisdiction) incurred in connection with the prosecution or defense of such Action and/or enforcement of any judgment, order, ruling or award granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such Action is prosecuted to a judgment, order, ruling or award. “Prevailing Party” within the meaning of this Section includes, without limitation, a party that agrees to dismiss an Action on the other party’s payment of some or all sums allegedly due or performance of some or all of the covenants allegedly breached, or which obtains substantially the relief sought by it.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Lender have caused this Loan Agreement to be signed in their respective names on the date first set forth above.

AURASOUND, INC. By:/s/ Arthur Liu_____________ Arthur Liu President	WESTREC PROPERTIES INC. & AFFILIATED COMPANIES 401(K) PLAN By:/s/ Michael M. Sachs___________ Michael M. Sachs, its Trustee

SCHEDULE A
CAPITALIZATION OF THE COMPANY

AuraSound Capitalization Table
		Issued
	Outstanding Shares	Options/Warrants	TOTAL
Pre-Offering Shareholders
Arthur Liu	10,647,071	-	10,647,071
Zvi Kurtzman	824,319	-	824,319
Steve Veen	368,412	-	368,412
Hazlaut Investment	354,241	-	354,241
Art Schwartz	240,883	-	240,883
Warren Braslow	212,544	-	212,544
Cipora Lavut	184,205	-	184,205
Neal Kaufman	174,995	-	174,995
Melvin Gagerman	143,114	-	143,114
Maurice Zeitlin	141,696	-	141,696
Jeanette Avery	69,077	-	69,077
Gemel	68,014	-	68,014
TOTAL	13,428,571	-	13,428,571

Schedule A

SCHEDULE B-1
AGREEMENTS REQUIRING CONSENT

1. That certain Loan Agreement dated December 29, 2005, together with any note, security agreement, warrant, riders, addenda or other documents or agreements entered into in connection therewith.

Schedule B-1

SCHEDULE B-2
LIST OF ALL AGREEMENTS PRESENTLY IN EFFECT
RESPECTING LOANS MADE TO THE COMPANY AND INDEBTEDNESS GUARANTEED BY ARTHUR LIU

1. That certain Loan Agreement dated December 29, 2005, together with any note, security agreement, warrant, riders, addenda or other documents or agreements entered into in connection therewith.

2. That certain Guaranty Agreement dated December 29, 2007 [sic, should read “2006”], made by Arthur Liu in favor of Mapleridge Insurance Services.

Schedule B-2

EXHIBIT A
PROMISSORY NOTE

See attached.

Exh A

EXHIBIT B
SECURITY AGREEMENT BETWEEN
THE LENDER AND THE COMPANY

See attached.

Exh B

EXHIBIT C
OFFICER’S CERTIFICATE

See attached.

Exh C

EXHIBIT D
GUARANTY OF ARTHUR LIU

Exh D

EXHIBIT E
INTERCREDITOR AGREEMENT

See attached.

Exh E